Exhibit 4.7

ENGLISH SUMMARY OF THE OPERATIONS PURCHASE AGREEMENT
(ORIGINAL LANGUAGE- HEBREW)

BY AND AMONG

SHAGRIR SYSTEMS LTD.

AND

K.S. OPERATION CENTERS FOR VEHICLES LTD.

AND

SHIMON BARZILAY

Dated October 11, 2011
(the "Agreement")*

*As amended by an amendment dated January 1, 2012

Description:
Purchase Agreement pursuant to which Shagrir Systems Ltd. (the "Purchaser") will purchase the operations and property of K.S. Operation Centers for Vehicles Ltd. ("KS") and Shimon Barzilay (the "Owner" and together with KS, the "Sellers").

The Sellers own and operate bodywork garages.

Consideration:	NIS 12,000,000 (the "Consideration"). At closing, NIS 9,000,000 shall be paid to KS, and NIS 3,000,000 shall be paid directly to the Owner in consideration for goodwill.
Commercial Terms
The Purchaser shall acquire the Sellers' three (3) garages, including fixed assets, intellectual property, goodwill, agreements, inventory, materials, and applicable licenses and permits, and shall assume substantially all of the liabilities of KS (collectively, the "Assets").

The Purchaser shall also obtain the right to repayment of loans extended to certain KS employees in an aggregate amount of NIS 104,189.

Indemnification	1.	The Sellers shall indemnify the Purchaser for any direct damage or loss the Purchaser incurs related to the following (each an "Indemnifiable Event"):
		a. Breach of any of the Sellers' representations.
		b. Demand or claim of a competent authority for any action, omission and/or obligation in connection with the Assets, which arose prior to the closing of the Agreement (the "Closing Date").

c. Demand of a competent authority in connection with a claim by any of KS's employees, whether such employee continued employment with the Purchaser or whether such employee's employment was terminated by KS at the Closing Date, which claim relates to the rights of said employee resulting from such employee's employment by KS.

		d. Any claim or demand the cause or source of which derives from any of the assets or obligations of the Sellers not acquired by the Purchaser under the Agreement.
	2.	The indemnification shall be limited as follows:
		a. The amount to be paid as indemnification (the "Indemnity Amount") shall not exceed an amount equal to the Consideration (the "Indemnity Cap").

b. The Purchaser's demand for indemnification must be delivered to the Sellers prior to the end of thirty months from the Closing Date (the "Indemnification Deadline"), although the Indemnity Amount may be determined after the Indemnification Deadline, provided that at the time such demand is provided, there existed a cause for indemnification.

		c. A NIS 200,000 minimum basket shall apply for the triggering of the indemnification obligation and the Indemnity Amount shall cover the entire loss up to the Indemnity Cap (dollar one).

	3.	The Purchaser shall indemnify the Sellers for any direct damage or loss the Sellers incur related to the following:
a. Breach of any of the Purchaser's representations.
b. Demand or claim of a competent authority for any action, omission and/or obligation in connection with the Assets which arose after the Closing Date.

c. Demand of a competent authority in connection with a claim by any of KS's employees, whether such employee continued employment with the Purchaser or whether such employee's employment was terminated by KS at the Closing Date, which claim relates to the rights of said employee resulting from such employee's employment by the Purchaser.

Non-Competition
The Sellers undertake not to engage in the same activities as those sold to the Purchaser under the Agreement for a period of forty-eight months following the Closing Date. The non-competition provision excludes the Owner's activities related to the operation of a dealership and service centers for Subaru vehicles.

For a period of forty-eight months following the Closing Date, the Sellers may not solicit either the customers, employees or suppliers of KS for engaging in, or competing with, the activities sold to the Purchaser under the Agreement.